UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2020

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39310	84-3721253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
805 Broadway Street, Suite 900, Vancouver, Washington 98660
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (800) 914-1220

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐   Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐   Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ZI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2020, ZoomInfo Technologies Inc. (the “Company”) announced the appointment of Mr. Sriprasadh Cadambi to serve as its Chief Accounting Officer and Senior Vice President, Finance & Strategy, effective March 1, 2021, the date upon which he will become an employee of the Company. In this role, Mr. Cadambi will also serve as the Company’s principal accounting officer, succeeding Mr. David Reid, who will continue in his current position as the Company’s Vice President of Accounting and Controller. Mr. Cadambi, age 43, has served as a Partner at KPMG LLP since October 2009, leading engagements with software and SaaS clients, and held other positions of increasing seniority at KPMG from May 1997 through February 2001 and from June 2001 through September 2009. Mr. Cadambi has not provided any services to the Company while at KPMG, and will be fully withdrawn from the KPMG partnership prior to the effective date of his appointment of March 1, 2021. Mr. Cadambi also served as a Practice Fellow at the Financial Accounting Standards Board from August 2009 through October 2011. Mr. Cadambi is a certified public accountant and has received a bachelor’s degree from Loyola College, India, and a diploma in business finance from the Institute of Chartered Financial Analysts of India.

Under the terms of Mr. Cadambi’s employment arrangements, Mr. Cadambi will be (i) an at-will employee with no fixed contractual term of employment, and either party may terminate his employment at any time, with or without cause or prior notice; (ii) entitled to an annual base salary of $400,000; (iii) eligible for an annual cash incentive bonus potential of $250,000, payable annually after the close of the year based on performance; and (iv) entitled to participate in all employee benefit plans provided generally to the Company’s exempt employees. In connection with Mr. Cadambi’s employment, he will also receive an equity incentive award under the Company’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”) consisting of restricted stock units (“RSUs”) in an amount intended to deliver $1.5 million based on the market value of the Company’s Class A common stock at the time of grant. The RSUs will (a) be granted effective as of the Company’s first quarterly equity grant date following the effective date of his appointment; (b) initially be unvested; and (c) be scheduled to vest over a four-year period, subject to his continued employment with the Company on the applicable vesting dates, with 25% of the RSUs scheduled to vest on the first anniversary of the grant date, and the remainder scheduled to vest in equal quarterly installments over the remaining three-year period. Mr. Cadambi will also be eligible to receive future equity awards under the Omnibus Plan at a level appropriate for his seniority and performance as may be determined from time to time by the Company at its discretion.

The appointment of Mr. Cadambi was not pursuant to any agreement or understanding between him and any other person. There is no family relationship between Mr. Cadambi and any director or executive officer of the Company, and there are no transactions between Mr. Cadambi and the Company that are required to be reported under Item 404(a) of Regulation S-K.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZoomInfo Technologies Inc.

Date: October 8, 2020

	By:	/s/ Anthony Stark
	Name:	Anthony Stark
	Title:	General Counsel and Corporate Secretary